Exhibit 10.17

June 11, 2003

Luca Naccarato

2808 Mockingbird Court

Prospect, KY 40059

Dear Luke,

In consideration for your continued employment with Southern Graphic Systems, this will confirm Southern Graphic Systems agreements with you with respect to the flexibility you require as a result of your special needs child Franke, who has the progressive disease Rhettes Syndrome. This agreement also reflects the organizations desire for you to complete a degree program at an accredited university. This degree should be a H.S. in Business Administration or its equivalent. The B.U. President of Southern Graphic Systems will approve the equivalent in advance. The purpose of this investment is to better prepare you for upward mobility with SGS and/or Alcoa.

Agreement

•	Southern Graphic Systems to pay for degree program from accredited university in accordance with the attached Alcoa Tuition Assistance Program, B.S. in Business Administration or its equivalent.

•	Move family from Louisville to Toronto (Alcoa moving package). This move may occur between October 2003 and December 2007.

•	Your primary office will be located at Southern Graphic Systems, Brampton, Ontario, facility. When in Louisville, Southern Graphic Systems will provide a hotel room with a kitchenette at a Marriott Residence Inn or its equivalent. While staying in Louisville you will be expected to pay for your personal meals and other personal expenses. All other costs will be in accordance with Alcoa’s travel policies.

Luke, nothing in this letter should be construed to confer on you the right to remain an officer or an employee to Southern Graphic Systems.

Very truly yours,

Hank R. Baughman
President

Robert Tanner
VP Human Resource

Hugh Williams
V. P. Finance

hrb/plt	Corporate Office:
2823 South Floyd St. / Louisville, KY 40209-1821
P.O.Box 32640 / Louisville, KY 40232
(502) 637-5443 / FAX: (502) 634-5298